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                                                                    EXHIBIT 10.3

                         CELL SCIENCE THERAPEUTICS, INC.
                              CONSULTING AGREEMENT

     This Agreement (the "Agreement"), dated as of June 14, 2001, is between Cell Science Therapeutics, Inc., a Delaware corporation (the "Company"), and Clifford Lingwood PhD, (the "Consultant").

1. SERVICES

     1.1 POSITION: SERVICES. The Company hereby retains the Consultant to perform advisory services in the area of Glycolipid Biochemistry/cell biology (the "Field") as the Company may from time to time reasonably request. Such consulting and advisory services are referred to herein as the "Services."

     1.2 COMMITMENT. Consultant agrees to make himself available to render the Services from time to time as requested by the Company at such times and locations as may be mutually agreed, not to exceed a total of 24 hours for the duration of the term, unless increased by written mutual consent.

     1.3 EXCLUSIVITY. Consultant agrees that during the term of this Agreement, the Consultant will not, without the approval of the Company, which shall not be unreasonably withheld or delayed, render advice or services (whether as a director, scientific advisory board member, officer, employee, consultant or otherwise) to any other for-profit enterprise or entity with respect to the Field or in any other area in which the Consultant has actually performed services for the Company.

2. TERM

     Subject to Section 7.1, this Agreement will be for an initial term beginning as of the date set forth in the first paragraph and ending twelve months thereafter and may be extended by mutual agreement for additional one year periods.

3. COMPENSATION AND EXPENSES

     3.1 COMPENSATION. As full compensation for the Services during the initial term, the Company shall pay Consultant at the rate of $ 3000(Canadian) per month. Consultant shall bill the Company monthly for services performed and shall include with each such bill records of hours worked on behalf of the Company together with a reasonably detailed description of the work performed. Compensation shall be payable, in full, no later than thirty
     (30) days after the submission of each such bill unless otherwise agreed by the parties in writing.

     3.2 EXPENSES. The Consultant shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred by the Consultant in the performance of the Services following submission of written expense statements and other supporting documentation in accordance with the policy and practice of the Company.


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     Reimbursement shall be made no later than thirty (30) days after the submission of such statements and/or documentation unless otherwise agreed by the parties in writing.

4. THIRD PARTY RESTRICTIONS

     4.1 ABSENCE OF RESTRICTIONS. Consultant represents that he is presently under no contractual or other restriction or obligation which would be materially breached by Consultant's execution of this Agreement or the performance of the Services, and during the term of this Agreement, the Consultant will not enter into any agreement, either written or oral, which conflicts with this Agreement. Exhibit A hereto sets forth all other consulting arrangements, written or oral, to which Consultant is party on the date hereof.

5. OWNERSHIP OF INVENTIONS

     5.1 "INVENTIONS" means all inventions, ideas, discoveries, developments, methods, publications, data, computer software and animations, information, improvements, other intellectual property and biological or chemical materials, (whether or not reduced to practice and whether or not protectible under state, federal or foreign patent, copyright, trade secrecy or similar laws) conceived, created or developed by the Consultant (whether alone or with others) in the course of providing Services or as a direct result of Confidential Information (as hereinafter defined) acquired by Consultant. The foregoing shall not preclude the Consultant from developing Inventions for himself or others at any time, provided he does not otherwise violate the terms of this Agreement.

     5.2 OWNERSHIP BY COMPANY. All Inventions are and shall remain the exclusive property of the Company, and the Company may use or pursue them without restriction or additional compensation. The Consultant shall promptly and fully disclose to the Company any and all Inventions. The Consultant shall maintain reasonably complete written or electronic records of all Inventions and work or investigations done or carried out by the Consultant at all stages thereof, which records shall be the exclusive property of the Company. Notwithstanding the foregoing, the Consultant may disclose to others the fact that he participated in the creation of the Invention(s) to the extent such disclosure is not in violation of Section 6 hereof.

     5.3 ASSIGNMENT OF INVENTIONS BY CONSULTANT. Subject to the Consultant's right to receive a license as described in Section 5.4 below, the Consultant hereby assigns and agrees to assign to the Company all of the Consultant's right, title and interest in and to any Inventions. Consultant agrees to cooperate reasonably and at no cost or uncompensated time to Consultant in the obtaining by the Consultant of any patent, copyright or other proprietary protection of such Inventions, all in the name of the Company and at the Company's cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other measures as the Company shall reasonably request in order to perfect and enforce the Company's rights in the Inventions (including transfer of possession to the Company of all Inventions embodied in tangible materials), and hereby appoints the Company its attorney to execute and deliver any such


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     documents on its behalf in the event the Consultant fails or refuses after reasonable advance request to do so.

     5.5 THIRD PARTY CLAIMS. Unless covered by an appropriate agreement between any third party and the Company, the Consultant shall not engage in any activities or use any facilities in the course of providing Services which could result in claims of ownership to any Inventions being made by such third party.

6. CONFIDENTIAL INFORMATION AND MATERIALS

     6.1 "MATERIALS" means all tangible materials, computer data software and other electronics media furnished to the Consultant by the company in connection with performance of the Services, as well as any other materials derived from such materials.

     6.2 "CONFIDENTIAL INFORMATION" means any information relating to the scientific or business affairs of the Company that is treated by the Company as confidential or proprietary. Confidential Information is contained in various media, including records of research data and observations, records of clinical trials, patent applications, computer programs, supply and customer lists, internal financial data and other documents and records of the Company, whether or not labeled or identified as "Confidential" or prepared in full or in part by the Consultant. Any similar information obtained by or given to the Company about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others is referred to herein as "Third Party Confidential Information" and is subject to the exclusions comparable to those set forth in the next paragraph.

     6.3 CONSULTANT ACKNOWLEDGMENT. During the course of performing the Services, Consultant may become aware of or have access to Confidential Information and/or Materials. Consultant acknowledges the Company is and shall at all times remain the sole owner of the Confidential Information and Materials.

     6.4 NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION AND MATERIALS. Unless requested by the Company, Consultant shall not directly publish, disseminate or otherwise disclose or cause to be disclosed, deliver or make available to any third party any Confidential Information, Materials or Third Party Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of the Company; nor will the Consultant use such Confidential Information, Materials or Third Party Confidential Information for the Consultant's own benefit or for the benefit of any other third party. The provisions hereof shall not apply to communication between the Consultant and his attorneys and/or his accountants, provided they are advised of the restrictions hereunder pertaining to the Confidential Information.

     6.5 PUBLICATIONS. Consultant agrees to submit to the Company a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contains information relating to the Field or any other area in which Consultant has


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     actually performed Services for the Company in sufficient time to enable the Company to determine if patentable Inventions or Confidential Information of the Company would be disclosed. Consultant shall cooperate with the Company in this respect and shall delete from the manuscript or other disclosure any Confidential Information if requested by the Company. The Company's approval of such manuscript or other materials shall not be unreasonably withheld or delayed.

     6.6 USE AND RETURN OF THE CONFIDENTIAL INFORMATION AND MATERIAL. The Consultant shall exercise commercially reasonable precautions to protect the integrity and confidentiality of the Confidential Information, Materials and Third Party Confidential Information. The Consultant acknowledges that the use of Materials is at the sole risk of the Consultant, and agrees to use the Materials in accordance and compliance with any and all appropriate guidelines or regulations established by any governmental authority. The Consultant will not remove any Confidential Information or copies thereof or physical samples of Materials from the Company's premises except to the extent necessary to perform the Services, and then only with the prior consent of the Company, such consent not to be unreasonably withheld or delayed. Upon termination of this Agreement, and in any case upon the Company's request, the Consultant shall return immediately to the Company all copies and other tangible manifestations of Confidential Information and all Materials then in the Consultant's possession or control. The Consultant shall return any Third Party Confidential Information upon request of the third party or the Company.

7. TERMINATION

     7.1 EARLY TERMINATION. Either party may terminate this Agreement at any time without cause by giving the other party thirty (30) days' written notice. In the event of any material breach of this Agreement, which is not cured within ten (10) days after written notice from the non-breaching party, the non-breaching party may terminate this Agreement by giving written notice to the breaching party.

     7.2 EFFECT OF TERMINATION. Upon termination of this Agreement, neither the Consultant nor the Company shall have any further obligations under this Agreement, except that any liabilities accrued through the date of termination (including under Section 3) and Sections 5, 6 and 7.2 shall survive termination, provided that Consultant's obligations under Section
     6.5 shall survive for only 3 months following termination.

8. MISCELLANEOUS

     8.1 STATUS. The Company and the Consultant agree that the Consultant will be an independent contractor for all purposes, including but not limited to payroll and tax purposes. Accordingly, the Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes and for all employment and disability insurance, social security and other similar taxes with respect to any compensation provided by the Company hereunder.

     8.2 PUBLICITY. During the term, and for the period of up to one year after any termination of this Agreement other than by the Consultant for cause, Consultant consents to the use


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     by the Company of his name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant's relationship with or contribution to the Company, and further provided that the Company shall have provided Consultant a reasonable prior opportunity to review and comment thereon.

     8.3 NOTICE. All notices hereunder shall be in writing and shall be given to the other at the address or facsimile number set forth below, or at such other address or facsimile number as either may specify in writing to the other. All notices shall be effective when deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, or when delivered personally or dispatched by facsimile, (if set forth below) addressed:

         If to the Company:        Cell Science Therapeutics, Inc.
                                   50 Cummings Park
                                   Woburn, MA 01801
                                   Telephone Number: (781) 939-0995
                                   Facsimile Number: (781) 939-5707

         If to the Consultant:     Research Institute
                                   Hospital for Sick Children
                                   Toronto, Ontario M5G 1X8
                                   Canada
                                   Telephone Number: 416 813 5998
                                   Facsimile Number: 416 813 5993

     8.4 ASSIGNMENT. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that the Company may assign its rights under this Agreement in connection with the merger, consolidation or sales of all or substantially all assets of the Company and the Company may assign its rights under this Agreement to a controlled subsidiary of the Company.

     8.5 ENTIRE AGREEMENT. This Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the Company and the Consultant. This Agreement may be amended or extended or by a writing signed by both parties.

     8.6 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

     8.7 CONSENT TO JURISDICTION. The parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.


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     8.8 UNITED STATES GOVERNMENT OR OTHER OBLIGATIONS. The Consultant
     acknowledges that the Company from time to time may have agreements with other persons or with the United States government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions and to take all actions reasonably necessary to discharge the obligations of the Company under such Agreement, at no cost to consultant and provided (a) Consultant is compensated in accordance with the terms of this Agreement with respect to any such actions, and (b) his rights hereunder are not deemed to be modified or waived without his prior approval under the terms of any such agreement between the Company and the government.

     8.9 EMPLOYMENT. The Consultant understands that this Agreement does not constitute a contract of employment as a consultant and does not imply that the Consultant's employment will continue for any period of time except as explicitly set forth herein.

     8.10 ENFORCEMENT. The Consultant acknowledges that the restrictions set forth in this Agreement are necessary for the protection of the business and goodwill of the Company and the Consultant considers them to be reasonable for such purposes. The Consultant agrees that any breach of this Agreement by the Consultant may cause the Company substantial and irrevocable damage and therefore in the event of such breach, in addition to such other remedies as may be available, the Consultant agrees that the Company shall have the right to seek specific performance and injunctive relief against the Consultant with respect to any such breach. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     8.11 CONFLICT. The terms and conditions of employment/appointment at The Hospital for Sick Children and the provisions of any agreement between The Hospital for Sick Children and external sponsors of projects on which the consultant works as part of his/her hospital duties shall prevail in the event of any conflict with the provisions of this agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        CELL SCIENCE THERAPEUTICS, INC.


                                        By: /s/ Michael Rosenzweig
                                           ----------------------------------
                                        Its: Chief Scientific Officer


                                        CONSULTANT

                                        /s/ Clifford Lingwood
                                        -------------------------------------

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                                    EXHIBIT A

          Other Consulting Arrangements to which Consultant is a Party


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